Exhibit 99.1

April 26, 2016 For Immediate Release

Press Release
Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter Ended March 31, 2016

NORTH LIBERTY, IOWA - April 26, 2016 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2016. Highlights of the quarter included:

•	Net Income of $14.4 million, Earnings per Share of $0.17, and Operating Revenue of $162.8 million,

•	86.5% Non-GAAP Adjusted Operating Ratio(1),

•	Cash generated from operations increased to $55.9 million,

•	Cash balance of $69.7 million, a $36.5 million increase since December 31, 2015,

•	Repurchased 0.9 million shares of our common stock during the quarter, 5.3% of outstanding shares repurchased for $88.7 million since August 2015,

•	No outstanding debt at March 31, 2016.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "During the first quarter of 2016 we continued to make progress toward our goal to improve our operating efficiency as measured by our adjusted operating ratio. During the first quarter of 2016 we took another step towards a return to a low 80's adjusted operating ratio. We were able to achieve this despite weaker freight volumes and more downward pressure on freight rates in 2016 compared to the first quarters of 2015 and 2014. Excluding gains on disposals of property and equipment, which tend to be volatile based on timing of fleet upgrades, we have now delivered three years of sequential first quarter improvements in our operating ratio. These continued improvements lead to another quarter of solid cash flows from operations, which allowed us to increase our cash reserves, and remain debt free. Our continued financial strength is expected to allow us to maintain flexibility and ensure that we are well prepared to capitalize on future opportunities within the ever-changing trucking industry. Our fleet of both tractors and trailers remains in pristine condition, ready for the road ahead."

Financial Results

Heartland Express ended the first quarter of 2016 with net income of $14.4 million, compared to $17.6 million in the first quarter of 2015. Basic earnings per share were $0.17 during the quarter compared to $0.20 earnings per share in the first quarter of 2015. Operating revenues were $162.8 million, a $24.7 million decrease, compared to $187.5 million in the first quarter of 2015. Operating revenues for the quarter included fuel surcharge revenues of $13.1 million compared to $26.1 million in the same period of 2015, a $13.0 million decrease. Operating revenues decreased 7.3% excluding the impact of fuel surcharge revenues. Following our fleet upgrade capital campaign in 2015, operating income for the three-month period decreased $8.9 million as a result of lower gains on disposal of property and equipment from lower trade volumes. The Company posted an adjusted operating ratio(1) of 86.5% and an 8.8% net margin (net income as a percentage of operating revenues) in the first quarter of 2016 compared to 82.5% and 9.4%, respectively in the first quarter of 2015.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2016, the Company had $69.7 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $194.5 million in available borrowing capacity on the line of credit at March 31, 2016 after consideration of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $726.8 million.

Net cash flows from operations for the first three months of 2016 were $55.9 million. The primary use of cash during the three month period ended March 31, 2016 was $14.7 million for stock repurchases and $1.7 million for dividends. The average age of the Company's tractor fleet was 1.5 years as of March 31, 2016 compared to 1.7 years at March 31, 2015. The average age of the Company's trailer fleet was 4.7 years at March 31, 2016 compared to 4.5 years at March 31, 2015. The Company currently anticipates a total of approximately $45 to $55 million in net capital expenditures for the calendar year 2016. The Company ended the past twelve months with a return on total assets of 9.3% and a 14.4% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.02 per share were declared and paid during the first quarter of 2016. The Company has now paid cumulative cash dividends of $459.1 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-one consecutive quarters. During the three months ended March 31, 2016, 0.9 million shares of our common stock were repurchased for $14.7 million reducing outstanding shares at March 31, 2016 to 83.2 million shares. The Company has repurchased 4.7 million shares of our common stock for $88.7 million since August 2015 and a total of 10.7 million shares of common stock for approximately $169.2 million over the past five years.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for safety and on-time service. This past quarter we were recognized for the following customer service and fleet safety awards:

•	Sam's Club (Walmart) - Carrier of the Year,

•	Johnson and Johnson - Truckload Service Provider of the Year,

•	Quaker/Gatorade - Carrier of the Year (Northwest Region),

•	Quaker/Gatorade - Carrier of the Year (Central West Region),

•	DHL - On Time Delivery - Truckload,

•	California Trucking Association - Fleet Safety Award (1st Place - Truckload, over 7 million miles),

•	California Trucking Association - Fleet Safety Award (1st Place - LTL/Gen Commodities-Local/Short Haul, over 4 million miles).

These awards are hard-earned and are a testament to our outstanding group of drivers and the many employees that support them each day.

Adjusted operating ratio is a non-GAAP financial measure and is not intended to replace financial measures calculated in accordance with GAAP. This non-GAAP financial measure supplements our GAAP results. We believe that using this measure affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer or
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2016	2015
OPERATING REVENUE	$162,786	$187,523

OPERATING EXPENSES:
Salaries, wages, and benefits	$65,466	$70,996
Rent and purchased transportation	6,700	9,327
Fuel	21,194	34,256
Operations and maintenance	6,639	8,134
Operating taxes and licenses	3,891	4,813
Insurance and claims	8,092	6,644
Communications and utilities	1,204	1,543
Depreciation and amortization	25,705	25,974
Other operating expenses	4,933	7,757
Gain on disposal of property and equipment	(1,288)	(10,181)

	142,536	159,263

Operating income	20,250	28,260

Interest income	75	31

Interest expense	—	(19)

Income before income taxes	20,325	28,272

Federal and state income taxes	5,948	10,661

Net income	$14,377	$17,611

Earnings per share
Basic	$0.17	$0.20
Diluted	$0.17	$0.20

Weighted average shares outstanding
Basic	83,369	87,791
Diluted	83,460	87,965

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$69,747	$33,232
Trade receivables, net	58,497	61,009
Prepaid tires	8,180	9,584
Other current assets	13,258	8,316
Income tax receivable	—	7,641
Deferred income taxes, net	—	16,662
Total current assets	149,682	136,444

PROPERTY AND EQUIPMENT	666,079	671,946
Less accumulated depreciation	219,382	197,948
	446,697	473,998
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	13,532	14,013
DEFERRED INCOME TAXES, NET	5,206	—
OTHER ASSETS	11,457	11,363
	$726,786	$736,030
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,367	$7,516
Compensation and benefits	27,126	24,636
Insurance accruals	22,338	21,573
Income taxes payable	6,486	—
Other accruals	12,823	12,443
Total current liabilities	75,140	66,168
LONG-TERM LIABILITIES
Income taxes payable	14,631	16,228
Deferred income taxes, net	93,884	112,118
Insurance accruals less current portion	63,630	59,435
Other long-term liabilities	10,953	12,153
Total long-term liabilities	183,098	199,934
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2016 and 2015; outstanding 83,234 in 2016 and 84,115 in 2015, respectively	907	907
Additional paid-in capital	4,023	4,126
Retained earnings	588,659	575,948
Treasury stock, at cost; 7,455 in 2016 and 6,574 in 2015, respectively	(125,041)	(111,053)
	468,548	469,928
	$726,786	$736,030

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Adjusted operating income, operating ratio, and adjusted operating ratio reconciliation (a)
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2016	2015

Operating revenue	$162,786	$187,523
Less: Fuel surcharge revenue	13,094	26,103
Operating revenue, excluding fuel surcharge revenue	149,692	161,420

Operating expenses	142,536	159,263
Less: Fuel surcharge revenue	13,094	26,103
Adjusted operating expenses	129,442	133,160

Adjusted operating income	$20,250	$28,260
Operating ratio	87.6%	84.9%
Adjusted operating ratio	86.5%	82.5%

(a) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue.